Exhibit 99.1

American Financial Group, Inc. Announces Second Quarter Results

•	Net earnings per share of $0.62; includes $0.73 per share charge related to Neon exited lines

•	Core net operating earnings $1.28 per share

•	Full year 2016 core net operating earnings guidance maintained at $5.35—$5.75 per share

CINCINNATI – August 2, 2016 – American Financial Group, Inc. (NYSE: AFG) today reported 2016 second quarter net earnings attributable to shareholders of $54 million ($0.62 per share) compared to $141 million ($1.57 per share) for the 2015 second quarter. Net earnings for the quarter include a charge of $65 million ($0.73 per share) related to the exit of certain lines of business within our Lloyd’s-based insurer, Neon, as well as $10 million ($0.11 per share) in after-tax realized losses on securities, a $1 million ($0.01 per share) after-tax gain on sale of subsidiaries, and as previously announced, an after-tax gain of $15 million ($0.17 per share) related to the sale of an apartment property. Comparatively, net earnings in the 2015 second quarter included an after-tax net realized gain on the sale of a hotel property of $26 million ($0.29 per share). Details may be found in the table below. Book value per share increased by $2.90 to $57.57 per share during the second quarter of 2016. Annualized return on equity was 5.1% and 13.4% for the second quarters of 2016 and 2015, respectively.

Core net operating earnings were $113 million ($1.28 per share) for the 2016 second quarter, compared to $115 million ($1.28 per share) in the 2015 second quarter. Higher underwriting profit and net investment income in our Specialty Property and Casualty (“P&C”) insurance operations were offset by lower operating earnings in our Annuity and Run-off Long-Term Care and Life Segments. Book value per share excluding unrealized gains on fixed maturities increased by $0.45 to $50.22 per share during the second quarter of 2016. Core net operating earnings for the second quarters of 2016 and 2015 generated annualized core returns on equity of 10.5% and 10.9%, respectively.

During the second quarter of 2016, AFG repurchased approximately 310,000 shares of common stock at an average price per share of $68.31.

AFG’s net earnings attributable to shareholders, determined in accordance with U.S. generally accepted accounting principles (“GAAP”), include certain items that may not be indicative of its ongoing core operations. The table below identifies such items and reconciles net earnings attributable to shareholders to core net operating earnings, a non-GAAP financial measure. AFG believes that its core net operating earnings provides management, financial analysts, rating agencies and investors with an understanding of the results from the ongoing operations of the Company by excluding the impact of net realized investment gains and losses and other special items that are not necessarily indicative of operating trends. AFG’s management uses core net operating earnings to evaluate financial performance against historical results because it believes this provides a more comparable measure of its continuing business. Core net operating earnings is also used by AFG’s management as a basis for strategic planning and forecasting.

In millions, except per share amounts	Three months ended June 30,		Six months ended June 30,
	2016	2015	2016	2015
Components of net earnings attributable to shareholders:
Core operating earnings before income taxes	$183	$176	$357	$349
Pretax non-core items:
Realized gains (losses) on securities	(16)	(1)	(34)	18
Realized gain (loss) on sale of subsidiaries	2	—	2	(162)
Gain on sale of apartment property and hotel	32	51	32	51
Neon exited lines charge	(65)	—	(65)	—

Earnings before income taxes	136	226	292	256
Provision (credit) for income taxes:
Core operating earnings	64	59	123	114
Non-core items	9	18	2	(32)

Total provision (credit) for income taxes	73	77	125	82

Net earnings, including noncontrolling interests	63	149	167	174
Less net earnings attributable to noncontrolling interests:
Core operating earnings	6	2	10	8
Non-core items	3	6	2	6

Total net earnings attributable to noncontrolling interests	9	8	12	14

Net earnings attributable to shareholders	$54	$141	$155	$160

Net earnings:
Core net operating earnings(a)	113	115	224	227
Non-core items	(59)	26	(69)	(67)

Net earnings attributable to shareholders	$54	$141	$155	$160

Components of Earnings Per Share:
Core net operating earnings(a)	$1.28	$1.28	$2.53	$2.54
Non-core Items:
Realized gains (losses) on securities	(0.11)	—	(0.22)	0.14
Gain (loss) on sale of subsidiaries	0.01	—	0.01	(1.18)
Gain on sale of apartment property and hotel	0.17	0.29	0.17	0.29
Neon exited lines charge	(0.73)	—	(0.73)	—

Diluted Earnings Per Share	$0.62	$1.57	$1.76	$1.79

Footnote (a) is contained in the accompanying Notes to Financial Schedules at the end of this release.

Carl H. Lindner III and S. Craig Lindner, AFG’s Co-Chief Executive Officers, issued this statement: “We are pleased to report strong operating profitability in both our Specialty P&C and Annuity businesses during the 2016 second quarter. These results are in line with core results reported in the 2015 second quarter and illustrate the value in our mix of specialty insurance businesses. Our opportunistic approach to managing our real estate portfolio partially offset charges stemming from Neon’s exited lines of business, which dampened reported earnings.

“At June 30, 2016, AFG had approximately $950 million of excess capital (including parent company cash of approximately $200 million). Our excess capital will be deployed into AFG’s core businesses as we identify potential for healthy, profitable organic growth, and opportunities to expand our specialty niche businesses through acquisitions and start-ups that meet our target return thresholds, such as our recently announced agreement to purchase the outstanding minority shares of National Interstate. This transaction will use approximately $320 million of AFG’s excess capital. In addition, share repurchases, particularly when executed at attractive valuations, are an important and effective component of our capital management strategy. We will continue to make opportunistic share repurchases when it makes sense to do so and return capital to shareholders through dividends.”

Based on results for the first six months of 2016, AFG continues to expect core net operating earnings in 2016 to be between $5.35 and $5.75 per share. Core earnings per share guidance excludes non-core items such as realized gains and losses, as well as other significant items that are not able to be estimated with reasonable precision, or that may not be indicative of ongoing operations.

Specialty Property and Casualty Insurance Operations

The Specialty P&C insurance operations generated an underwriting profit of $63 million in the 2016 second quarter, compared to $51 million in the second quarter of 2015. Higher underwriting profitability in our Property and Transportation Group was partially offset by lower underwriting profitability in our Specialty Casualty and Specialty Financial Groups. The second quarter 2016 combined ratio of 93.9% improved by 1.0 point over the prior year period. Results in the second quarter of 2016 include 2.9 points of favorable prior year reserve development, compared to 1.1 point in the comparable prior year period. Second quarter 2016 results include 2.0 points in catastrophe losses, compared to 1.0 point in the 2015 second quarter.

Gross and net written premiums were up 6% and 3%, respectively, for the second quarter of 2016, when compared to the second quarter of 2015. Pricing across our entire P&C Group was flat for the quarter.

The Property and Transportation Group reported an underwriting profit of $15 million in the second quarter of 2016, compared to an underwriting loss of $13 million in the second quarter of 2015. Higher underwriting profits in our property and inland marine and transportation businesses, primarily due to favorable prior year reserve development, were the drivers of the improved results. Catastrophe losses were $12 million for this group during the second quarter of 2016, primarily the result of April storms in Texas. Catastrophe losses were $7 million in the comparable prior year period.

Gross and net written premiums for the second quarter of 2016 were 8% and 6% higher, respectively, than the comparable 2015 period. New premium from our Singapore branch, which opened for business in June 2015 and higher year-over-year premiums in our agricultural businesses, primarily the result of timing differences in the recording of crop premiums, were the primary drivers of the increase. Excluding crop, gross and net written premiums both increased 3% over the comparable prior year period. Overall renewal rates in this group increased 3% on average for the second quarter of 2016, including a 4% increase in National Interstate’s renewal rates.

The Specialty Casualty Group reported an underwriting profit of $23 million in the second quarter of 2016, compared to $37 million in the second quarter of 2015. Higher underwriting profitability in our workers’ compensation and executive liability businesses, primarily the result of higher favorable prior year reserve development, was more than offset by higher adverse prior year reserve development in our excess and surplus businesses and current accident year losses in Neon’s political risk and trade credit business.

Gross written premiums for the second quarter of 2016 increased 4% and net written premiums were flat, respectively, when compared to the second quarter of 2015. Higher premiums in our workers’ compensation and targeted markets businesses were partially offset by lower premiums in our excess and surplus and general liability businesses. Net written premiums were impacted by the cession of Neon’s UK medical malpractice business to Beazley. Renewal pricing for this group decreased by 2% in the second quarter, including a decrease of approximately 4% in our workers’ compensation businesses. Excluding workers’ compensation, renewal pricing in this group was flat on average for the quarter.

The Specialty Financial Group reported underwriting profit of $22 million in the second quarter of 2016, compared to $24 million in the second quarter of 2015. Nearly all of the businesses in this group continued to achieve excellent underwriting margins.

Gross and net written premiums for the second quarter of 2016 were up 10% and 6%, respectively, when compared to the same 2015 period, primarily as a result of higher premiums in our financial institutions business. Pricing in this group was flat for the quarter.

Carl Lindner III stated: “I’m pleased with the strong overall underwriting profitability within our Specialty P&C Group during the quarter, especially the year-over-year improvement within our Property and Transportation Group. Results this quarter indicate how the depth and breadth across our specialty P&C portfolio has enabled us to deliver consistent operating earnings. Based on results during the first six months of the year, we continue to expect an overall 2016 calendar year combined ratio in the range of 92% to 94% and estimate net written premium growth to be between 1% and 5%.”

Neon Exited Lines Charge

During the second quarter of 2016, AFG’s specialist Lloyd’s market insurer completed a strategic review of its business under a new leadership team and re-launched as Neon Underwriting Ltd. on June 13, 2016. As part of its strategic review, Neon sold and/or exited certain historical lines of business including its UK and International Medical Malpractice and General Liability classes. As a result of Neon’s claims review of its exited lines of business, AFG recorded a non-core charge of $65 million to increase loss reserves primarily related to its medical malpractice and general liability lines, as well as to record charges in connection with the restructuring of the business. Consistent with the treatment of other items that are not indicative of AFG’s ongoing operations (both favorable and unfavorable), this charge is being treated as non-core because it resulted from a special strategic review of lines of business that AFG no longer writes.

Further details about AFG’s Specialty P&C operations may be found in the accompanying schedules and in our Quarterly Investor Supplement, which is posted on our website.

Annuity Segment

As shown in the following table, AFG’s Annuity Segment contributed $76 million in pretax operating earnings in the second quarter of 2016 compared to $88 million in the second quarter of 2015; earnings before the impact of fair value accounting on fixed-indexed annuities (FIAs) were $102 million in the second quarter of 2016 compared to $77 million in the second quarter of 2015.

Components of Annuity Operating Earnings Before Income Taxes

In millions	Three months ended June 30,		Pct. Change	Six months ended June 30,		Pct. Change
	2016	2015		2016	2015
Annuity earnings before fair value accounting for FIAs	$102	$77	32%	$186	$169	10%
Impact of Fair Value Accounting for FIAs	(26)	11	nm	(57)	(6)	nm

Pretax Annuity Operating Earnings	$76	$88	(14%)	$129	$163	(21%)

Annuity Earnings Before Fair Value Accounting for FIAs – AFG’s second quarter 2016 earnings benefited from favorable investment results, including the positive impact of certain investments required to be marked to market through earnings, as well as growth in annuity assets. AFG’s quarterly average annuity investments and reserves grew approximately 13% and 14% year-over-year, respectively; the benefit of this growth was partially offset by the runoff of higher yielding investments. Due to the strong results in the first six months of 2016, AFG is increasing its expectations for earnings before fair value accounting for FIAs to a range of $370 to $385 million; up from AFG’s original expectation of $350 to $370 million.

Impact of Fair Value Accounting for FIAs – Variances from expectations of certain items (such as projected interest rates, option costs and surrenders), as well as changes in the stock market, have an impact on the accounting for FIAs; these accounting adjustments are recognized through AFG’s reported core earnings. Many of these adjustments are not economic in nature, but rather impact the timing of reported results.

In the second quarter of 2016, medium to long-term interest rates decreased approximately 30 to 40 basis points, compared to our expectation that they would increase slightly. Since a portion of FIA reserves is discounted at current market yields, this decrease in rates contributed to a $26 million unfavorable impact on pretax earnings. Conversely, in the second quarter of 2015, interest rates rose significantly, resulting in a favorable impact on pretax earnings; this favorable result was partially offset by the impact of a stock market decrease during the quarter. These impacts are included within the “Impact of fair value accounting for FIAs” amounts shown in the table above.

Annuity Premiums – AFG’s Annuity Segment reported statutory premiums of $1.1 billion in the second quarter of 2016, compared to $899 million in the second quarter of 2015, an increase of 22%, due primarily to growth in FIA and traditional fixed annuity sales in the Financial Institutions channel. Management believes AFG’s growth in FIA and traditional fixed annuity sales is consistent with overall growth in the annuity industry, as sales of these annuities have increased while sales of variable annuities have decreased. In addition, AFG’s increase reflects new products, additional staffing, and increased market share within existing financial institutions. Furthermore, AFG has reduced the crediting rates on its new annuity sales several times in 2016 due to the decline in interest rates; these reductions, once announced, often lead to a short-term spike in sales in advance of the effective date of the rate decreases. Annuity receipts are treated as deposits under GAAP accounting rules.

In connection with AFG’s Annuity Segment results for the quarter, Craig Lindner stated, “Although reported annuity earnings are lower year-over-year, it is important to note that we believe the majority of the decrease from last year’s reported earnings is accounting-driven and non-economic in nature. Our business fundamentals remain very strong – we continue to achieve appropriate returns on new business and the interest spread on our inforce business continues to exceed our plan by several basis points. Furthermore, if interest rates continue to remain low for an extended period of time, AFG has the ability to reduce the average crediting rate on approximately $21 billion of traditional fixed and FIA annuities without riders by approximately 75 basis points (on a weighted average basis).

“We continue to be committed to disciplined pricing of our products, consumer-friendly product design, careful expense management and growing our business when we can achieve desired long-term returns. Due to the higher than expected negative impact of fair value accounting, offset in large part by our strong “pre fair value” results through the first six months of 2016, we now believe that full year 2016 pretax annuity operating earnings will be in the range of $305 to $340 million, a slight decrease from previous guidance. Significant changes in market interest rates and/or the stock market, as compared to our expectations, could lead to significant positive or negative impacts on the Annuity Segment’s results.

“Finally, based on premiums recorded through the first half of the year and our recent levels of sales, we now expect that premiums for the full year of 2016 will be in the range of $4.0 billion to $4.2 billion, in line with the $4.1 billion sold in 2015.”

More information about premiums and the results of operations for our Annuity Segment may be found in our Quarterly Investor Supplement, which is posted on our website.

Department of Labor Rule – On April 6, 2016 the Department of Labor (DOL) issued the final version of its fiduciary rule that will impose additional requirements on the sale of certain annuities (including indexed annuities) to retirement accounts, including IRAs. It is expected that all carriers will experience some impact when the rule takes effect in 2017, including temporary sales disruption during a transition period. Based on our analysis of the rule and discussions with our distribution partners, we are planning for certain changes to our business model, including new products and compensation arrangements. We believe these changes should allow most of our current distribution partners to continue to sell our traditional fixed and FIA annuities. Based on our analysis, we do not believe the implementation of the final DOL rule will have a material impact on the Company’s results of operations.

Investments

AFG recorded second quarter 2016 net realized losses on securities of $10 million after tax and after deferred acquisition costs (DAC), compared to net realized losses on securities of less than $1 million reported in the comparable 2015 period. Unrealized gains on fixed maturities were $639 million after tax and after DAC at June 30, 2016, an increase of $361 million since year-end. Our portfolio continues to be high quality, with 89% of our fixed maturity portfolio rated investment grade and 97% with a National Association of Insurance Commissioners’ designation of NAIC 1or 2, its highest two categories.

For the six months ended June 30, 2016, P&C net investment income was approximately 6% higher than the comparable 2015 period.

Second quarter 2016 results include a non-core pretax gain of $32 million ($15 million after taxes and noncontrolling interests) on the sale of an apartment property owned and managed by a subsidiary of Great American Insurance Company. Results in the comparable year period also include a non-core pretax gain of $51 million ($26 million after taxes and noncontrolling interests) on the sale of Le Pavillon Hotel.

More information about the components of our investment portfolio may be found in our Quarterly Investor Supplement, which is posted on our website.

About American Financial Group, Inc.

American Financial Group is an insurance holding company, based in Cincinnati, Ohio with assets over $50 billion. Through the operations of Great American Insurance Group, AFG is engaged primarily in property and casualty insurance, focusing on specialized commercial products for businesses, and in the sale of fixed and fixed-indexed annuities in the retail, financial institutions and education markets. Great American Insurance Group’s roots go back to 1872 with the founding of its flagship company, Great American Insurance Company.

Forward Looking Statements

This press release contains certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements in this press release not dealing with historical results are forward-looking and are based on estimates, assumptions and projections. Examples of such forward-looking statements include statements relating to: the Company’s expectations concerning market and other conditions and their effect on future premiums, revenues, earnings, investment activities and the amount and timing of share repurchases; recoverability of asset values; expected losses and the adequacy of reserves for asbestos, environmental pollution and mass tort claims; rate changes; and improved loss experience.

Actual results and/or financial condition could differ materially from those contained in or implied by such forward-looking statements for a variety of reasons including but not limited to: changes in financial, political and economic conditions, including changes in interest and inflation rates, currency fluctuations and extended economic recessions or expansions in the U.S. and/or abroad; performance of securities markets; AFG’s ability to estimate accurately the likelihood, magnitude and timing of any losses in connection with investments in the non-agency residential mortgage market; new legislation or declines in credit quality or credit ratings that could have a material impact on the valuation of securities in AFG’s investment portfolio; the availability of capital; the possibility that the proposal to acquire all shares of National Interstate Corporation that are not currently owned by AFG’s wholly-owned subsidiary, Great American Insurance Company is not consummated; regulatory actions (including changes in statutory accounting rules);

changes in the legal environment affecting AFG or its customers; tax law and accounting changes; levels of natural catastrophes and severe weather, terrorist activities (including any nuclear, biological, chemical or radiological events), incidents of war or losses resulting from civil unrest and other major losses; development of insurance loss reserves and establishment of other reserves, particularly with respect to amounts associated with asbestos and environmental claims; availability of reinsurance and ability of reinsurers to pay their obligations; trends in persistency, mortality and morbidity; competitive pressures; the ability to obtain adequate rates and policy terms; changes in AFG’s credit ratings or the financial strength ratings assigned by major ratings agencies to our operating subsidiaries; the impact of the conditions in the international financial markets and the global economy (including those associated with the United Kingdom’s expected withdrawal from the European Union, or “Brexit”) relating to our international operations; and other factors identified in our filings with the Securities and Exchange Commission.

The forward-looking statements herein are made only as of the date of this press release. The Company assumes no obligation to publicly update any forward-looking statements.

Conference Call

The Company will hold a conference call to discuss 2016 second quarter results at 11:30 a.m. (ET) tomorrow, Wednesday, August 3, 2016. Toll-free telephone access will be available by dialing 1-877-459-8719 (international dial-in 424-276-6843). The conference ID for the live call is 47224666. Please dial in five to ten minutes prior to the scheduled start time of the call.

A replay will be available two hours following the completion of the call and will remain available until 11:59 p.m. (ET) on August 10, 2016. To listen to the replay, dial 1-855-859-2056 (international dial-in 404-537-3406) and provide the conference ID 47224666.

The conference call and accompanying webcast slides will also be broadcast live over the Internet. To listen to the call via the Internet, go to the Investor Relations page on AFG’s website, www.AFGinc.com, and follow the instructions at the Webcasts and Presentations link.

The archived webcast will be available immediately after the call via the same link on the Investor Relations page until August 10, 2016 at 11:59 p.m. (ET). An archived audio MP3 file will be available within 24 hours of the call.

Contact:

Diane P. Weidner

Asst. Vice President – Investor Relations

(513) 369-5713

Websites:

www.AFGinc.com

www.GreatAmericanInsuranceGroup.com

# # #

(Financial summaries follow)

This earnings release and AFG’s Quarterly Investor Supplement are available in the Investor Relations section of AFG’s website: www.AFGinc.com.

AFG16-15

AMERICAN FINANCIAL GROUP, INC. AND SUBSIDIARIES

SUMMARY OF EARNINGS AND SELECTED BALANCE SHEET DATA

(In Millions, Except Per Share Data)

	Three months ended June 30,		Six months ended June 30,
	2016	2015	2016	2015
Revenues
P&C insurance net earned premiums	$1,027	$985	$2,025	$1,931
Life, accident & health net earned premiums	6	27	12	52
Net investment income	423	404	834	792
Realized gains (losses) on:
Securities	(16)	(1)	(34)	18
Subsidiaries	2	—	2	(162)
Income (loss) of managed investment entities:
Investment income	48	38	93	72
Gain (loss) on change in fair value of assets/liabilities	11	(2)	(2)	(5)
Other income	80	92	126	142

Total revenues	1,581	1,543	3,056	2,840

Costs and expenses
P&C insurance losses & expenses	1,035	939	1,950	1,828
Annuity, life, accident & health benefits & expenses	274	250	546	507
Interest charges on borrowed money	19	20	37	40
Expenses of managed investment entities	36	28	71	52
Other expenses	81	80	160	157

Total costs and expenses	1,445	1,317	2,764	2,584

Earnings before income taxes	136	226	292	256
Provision for income taxes(b)	73	77	125	82

Net earnings including noncontrolling interests	63	149	167	174
Less: Net earnings attributable to noncontrolling interests	9	8	12	14

Net earnings attributable to shareholders	$54	$141	$155	$160

Diluted Earnings per Common Share	$0.62	$1.57	$1.76	$1.79

Average number of diluted shares	88.4	89.5	88.4	89.4

Selected Balance Sheet Data:	June 30, 2016	December 31, 2015
Total cash and investments	$40,639	$37,736
Long-term debt(c)	$998	$998
Shareholders’ equity(d)	$5,000	$4,592
Shareholders’ equity (excluding unrealized gains/losses on fixed maturities)(d)	$4,361	$4,314
Book Value Per Share	$57.57	$52.50
Book Value Per Share (excluding unrealized gains/losses on fixed maturities	$50.22	$49.33
Common Shares Outstanding	86.9	87.5

Footnotes (b), (c) and (d) are contained in the accompanying Notes to Financial Schedules at the end of this release.

AMERICAN FINANCIAL GROUP, INC.

SPECIALTY P&C OPERATIONS

(Dollars in Millions)

	Three months ended June 30,		Pct. Change	Six months ended June 30,		Pct. Change
	2016	2015		2016	2015
Gross written premiums	$1,398	$1,318	6%	$2,641	$2,514	5%

Net written premiums	$1,056	$1,026	3%	$2,035	$1,952	4%

Ratios (GAAP):
Loss & LAE ratio	61.2%	61.0%		59.8%	60.9%
Underwriting expense ratio	32.7%	33.9%		32.9%	33.3%

Specialty Combined Ratio	93.9%	94.9%		92.7%	94.2%

Combined Ratio – P&C Segment	100.3%	94.9%		95.9%	94.2%

Supplemental Information:(e)
Gross Written Premiums:
Property & Transportation	$538	$500	8%	$936	$876	7%
Specialty Casualty	688	661	4%	1,386	1,344	3%
Specialty Financial	172	157	10%	319	294	9%

	$1,398	$1,318	6%	$2,641	$2,514	5%

Net Written Premiums:
Property & Transportation	$382	$362	6%	$693	$650	7%
Specialty Casualty	503	503	—	1,022	1,004	2%
Specialty Financial	144	136	6%	269	251	7%
Other	27	25	8%	51	47	9%

	$1,056	$1,026	3%	$2,035	$1,952	4%

Combined Ratio (GAAP):
Property & Transportation	95.9%	104.0%		93.4%	101.0%
Specialty Casualty	95.3%	92.7%		94.8%	93.4%
Specialty Financial	84.4%	81.0%		83.5%	81.4%
Aggregate Specialty Group	93.9%	94.9%		92.7%	94.2%

	Three months ended June 30,		Six months ended June 30,
	2016	2015	2016	2015
Reserve Development (Favorable)/Adverse:
Property & Transportation	$(12)	$6	$(29)	$9
Specialty Casualty	(10)	(7)	(14)	(7)
Specialty Financial	(7)	(8)	(11)	(17)
Other Specialty	(1)	(2)	(3)	(3)

Specialty Group Excluding Neon Charge	(30)	(11)	(57)	(18)
Neon Exited Lines Charge and Other	58	1	57	1

Total Reserve Development	$28	$(10)	$—	$(17)

Points on Combined Ratio:
Property & Transportation	(3.2)	1.7	(4.1)	1.4
Specialty Casualty	(2.0)	(1.4)	(1.4)	(0.8)
Specialty Financial	(4.6)	(6.2)	(4.0)	(6.7)
Aggregate Specialty Group	(2.9)	(1.1)	(2.8)	(1.0)
Total P&C Segment	2.7	(1.1)	0.1	(1.0)

Footnote (e) is contained in the accompanying Notes to Financial Schedules at the end of this release.

AMERICAN FINANCIAL GROUP, INC.

ANNUITY SEGMENT

(Dollars in Millions)

Components of Statutory Premiums

	Three months ended June 30,		Pct. Change	Six months ended June 30,		Pct. Change
	2016	2015		2016	2015
Annuity Premiums:
Financial Institutions Single Premium	$607	$417	46%	$1,260	$811	55%
Retail Single Premium	435	422	3%	1,001	783	28%
Education Market	45	49	(8%)	102	96	6%
Variable Annuities	11	11	—	20	22	(9%)

Total Annuity Premiums	$1,098	$899	22%	$2,383	$1,712	39%

Components of Operating Earnings Before Income Taxes
	Three months ended June 30,		Pct. Change	Six months ended June 30,		Pct. Change
	2016	2015		2016	2015
Revenues:
Net investment income	$344	$306	12%	$659	$598	10%
Other income	24	24	—	50	51	(2%)

Total revenues	368	330	12%	709	649	9%
Costs and Expenses:
Annuity benefits	223	151	48%	451	335	35%
Acquisition expenses	40	62	(35%)	74	99	(25%)
Other expenses	29	29	—	55	52	6%

Total costs and expenses	292	242	21%	580	486	19%

Operating earnings before income taxes	$76	$88	(14%)	$129	$163	(21%)

Supplemental Fixed Annuity Information
	Three months ended June 30,		Pct. Change	Six months ended June 30,		Pct. Change
	2016	2015		2016	2015
Operating earnings before impact of fair value accounting on FIAs	$102	$77	32%	$186	$169	10%
Impact of fair value accounting	(26)	11	nm	(57)	(6)	nm

Operating earnings before income taxes	$76	$88	(14%)	$129	$163	(21%)

Average Fixed Annuity Reserves*	$27,861	$24,474	14%	$27,398	$24,113	14%
Net Interest Spread*	2.84%	2.77%		2.69%	2.72%
Net Spread Earned Before Impact of Fair Value Accounting*	1.45%	1.21%		1.33%	1.35%
Net Spread Earned After Impact of Fair Value Accounting*	1.08%	1.39%		0.91%	1.30%

*	Excludes fixed annuity portion of variable annuity business.

AMERICAN FINANCIAL GROUP, INC.

Notes to Financial Schedules

a)	Components of core net operating earnings (in millions):

	Three months ended June 30,		Six months ended June 30,
	2016	2015	2016	2015
Core Operating Earnings before Income Taxes:
P&C insurance segment	$139	$121	$297	$250
Annuity segment, before impact of fair value accounting	102	77	186	169
Impact of fair value accounting	(26)	11	(57)	(6)
Run-off long-term care and life segment	—	4	(1)	8
Interest and other corporate expenses	(38)	(39)	(78)	(80)

Core operating earnings before income taxes	177	174	347	341
Related income taxes	64	59	123	114

Core net operating earnings	$113	$115	$224	$227

b)	Excluding the impact of the Neon Exited Lines Charge that was reported in the second quarter of 2016, AFG’s effective tax rate for the quarter and six months ended June 30, 2016 was 36% and 35%, respectively. AFG maintains a full valuation allowance against the deferred tax benefits associated with losses related to AFG’s specialist Lloyd’s insurance business, Neon (formerly known as Marketform).
c)	December 2015 and prior periods have been adjusted for adoption of FASB Accounting Standard Update 2015-03, which impacted the presentation of debt issue costs and long-term debt. The impact of this adjustment was to reduce the carrying value of long-term debt on AFG’s balance sheet by $22 million at December 31, 2015, from amounts originally reported. Adjustments to the income statement increased interest charges on borrowed money by $1 million for the three and six months ended June 30, 2015.
d)	Shareholders’ Equity at June 30, 2016 includes $639 million ($7.35 per share) in unrealized after-tax gains on fixed maturities. Shareholder’s Equity at December 31, 2015 includes $278 million ($3.17 per share) in unrealized after-tax gains on fixed maturities.
e)	Supplemental Notes:

•	Property & Transportation includes primarily physical damage and liability coverage for buses, trucks and recreational vehicles, inland and ocean marine, agricultural-related products and other property coverages.

•	Specialty Casualty includes primarily excess and surplus, general liability, executive liability, professional liability, umbrella and excess liability, specialty coverages in targeted markets, customized programs for small to mid-sized businesses and workers’ compensation insurance.

•	Specialty Financial includes risk management insurance programs for lending and leasing institutions (including collateral and lender-placed mortgage property insurance), surety and fidelity products and trade credit insurance.

•	Other includes an internal reinsurance facility.